Contact
David A. Rawden
Executive Vice President & CFO
404/687-5905

ALLIED HOLDINGS REPORTS THIRD QUARTER RESULTS

Decatur, Georgia, January 10, 2005 – Allied Holdings, Inc. 2004 (AMEX:AHI) reported results for the third quarter ended September 30, 2004. The Company reported a net loss for the third quarter of 2004 of $7.6 million compared to a net loss in the third quarter last year of $2.0 million. Basic and diluted net loss per share in the third quarter of 2004 was $0.87, versus a basic and diluted net loss per share of $0.23 in the third quarter last year.

Revenues for the third quarter of 2004 were $207.6 million compared to revenues of $197.1 million in the third quarter last year, an increase of $10.5 million or 5.3 percent. Earnings before interest, taxes, depreciation and amortization, and gains and losses on disposal of assets (Adjusted EBITDA) for the third quarter of 2004 were $9.0 million compared to $14.3 million of Adjusted EBITDA reported during the third quarter last year, a decline of $5.3 million. Adjusted EBITDA is presented because management believes it provides useful information to investors regarding the Company’s ability to generate cash flows that can be used to service debt and provide for capital expenditures. Reconciliations of Adjusted EBITDA to net loss and to operating cash flows are provided in the financial schedules attached to this press release.

The decline in Adjusted EBITDA in the third quarter of 2004 versus the third quarter of 2003 was primarily a result of significantly higher fuel costs net of fuel surcharge recoveries, higher benefits costs related to employees covered by the Company’s collective bargaining agreement with the Teamsters, increased risk management costs, higher repair and maintenance costs and reduced operating income at Allied’s Axis subsidiary. Increased costs during the third quarter of 2004 were partially mitigated by higher revenues, higher revenue per unit, and reduced overhead costs at the Company’s corporate service center and its terminals.

The increase in revenues in the third quarter this year compared to last year was primarily the result of a 2.3 percent increase in vehicle deliveries and a $3.45 increase in revenue per unit. Revenue per unit increased primarily due to longer length of haul, an increase in fuel surcharges that are recorded as a component of revenue, as well as the strengthening of the Canadian dollar relative to the US dollar which affected the Company’s Canadian operating subsidiary.

Allied’s net loss was greater in the third quarter of 2004 versus the prior year primarily due to lower Adjusted EBITDA for the reasons discussed above, higher interest expense of $1.4 million and income taxes in foreign countries of $0.3 million versus a benefit of $0.7 million in the prior year. Allied’s interest expense was higher in the third quarter of 2004 versus the prior year due to higher interest rates, accrued interest on a settlement with the Canadian taxing authorities and interest expense related to increased premium financing of risk management liabilities. These costs were partially offset by increased investment income earned on collateral held by Allied’s captive insurance company of $0.6 million in the third quarter versus a loss of $0.4 million in the prior year, and currency exchange gains of $1.7 million related to a strengthening Canadian dollar during the quarter associated with the Company’s operations in Canada. Finally, net loss in the third quarter of 2004 was greater than the third quarter of 2003 due to the $2.0 million pretax gain recorded as a result of the settlement of litigation with Ryder Systems in the third quarter of 2003.

During the Company’s review of the third quarter of 2004, certain adjustments were identified related to prior quarters of 2004 and prior years. The impact of adjusting these items was a $0.7 million

Allied Holdings, Inc.
January 10, 2005

increase in the net loss for the three months ended September 30, 2004 and a $0.7 million decrease in the net loss for the nine months ended September 30, 2004. The Company believes that these adjustments were not material to the consolidated financial statements of any prior period and were not material to the consolidated financial statements for the quarter ended September 30, 2004. However, the rigorous analysis and consideration of these facts contributed to the delay in filing the Company’s quarterly report for the third quarter of 2004.

Commenting on the results, Hugh E. Sawyer, Allied’s President and Chief Executive Officer, said, “Allied’s third quarter 2004 results were adversely impacted by a number of factors including a significant increase in fuel costs which, unfortunately, were not fully recovered through customer fuel surcharges during the quarter. In response we have been working closely with our customers in an attempt to adjust our current fuel surcharges to more adequately reflect the current fuel price situation and obtain additional fuel surcharge agreements with customers. As a result of our efforts we now have in place fuel surcharges with customers who comprise substantially all of our revenues. Therefore, the Company’s fuel cost exposure has been materially reduced for the fourth quarter of 2004.”

The Company’s risk management costs increased in the third quarter primarily due to increases in workers’ compensation costs, auto and general liability costs due to an increase in the severity during the third quarter of 2004 of a previously reported claim and cargo claims. The Company’s overall damage free delivery rate improved for the nine months ended September 30, 2004 versus the prior year, although cargo claims expense in the third quarter of 2004 increased compared to the prior year period primarily due to damages incurred related to the transportation of a new customer product launch.

Mr. Sawyer added, “Reducing risk management costs will remain a top priority at Allied. As previously reported, the Company has initiated a program to settle and close outstanding aged workers’ compensation claims in an effort to reduce self-insurance costs and achieve reductions in total risk management expense. Further, we have maintained our focus on programs to reduce future workers’ compensation costs by reducing the severity and frequency of current period worker injuries and accidents.”

Revenues for the nine-month period ended September 30, 2004 were $656.5 million, versus $640.8 million for the same nine-month period in 2003, an increase of 2.5 percent. Revenue per unit for the nine-month period ended September 30, 2004 was $96.22 compared to $93.87 for the nine-month period ended September 30, 2003. The increase in revenue per unit was primarily due to longer length of haul, an increase in fuel surcharges that are recorded as a component of revenue, as well as the strengthening of the Canadian dollar relative to the US dollar which affected the Company’s Canadian operating subsidiary. Allied experienced a net loss

Allied Holdings, Inc.
January 10, 2005

of $20.4 million in the first nine months of 2004, versus a net loss of $4.3 million in the same period of 2003. Adjusted EBITDA for the first nine months of 2004 was $31.5 million, versus $44.3 million of Adjusted EBITDA in the first nine months of 2003, a decrease of $12.8 million. The decline in Adjusted EBITDA for the first nine-months of 2004 as compared to the prior year was primarily the result of significantly higher fuel costs net of fuel surcharge recoveries, higher benefits costs related to employees covered by the Company's collective bargaining agreement with the Teamsters, increased risk management costs, higher repair and maintenance costs, and a reduction in operating income at the Company’s Axis subsidiary of approximately $1.4 million. These costs were offset by higher revenues, higher revenue per unit and reduced overhead costs at the Company's corporate service center and its terminals.

The increase in the Company’s 2004 net loss for the nine-month period versus the prior year period was primarily the result of lower Adjusted EBITDA, for the reasons discussed above, an income tax provision of $0.3 million versus an income tax benefit of $1.6 million in the prior year, a $2.2 million reduction in investment income earned on collateral held by Allied’s captive insurance company, and a reduction in currency exchange gains of $1.8 million related to a relatively stronger Canadian dollar since the beginning of each respective nine-month period associated with the Company’s operations in Canada.

During the third quarter of 2004, the Company repaid a net $14.7 million under its primary credit facility and capital expenditures were $4.8 million. During the third quarter of 2003, the Company borrowed a net $3.0 million under its primary credit facility and spent $3.1 million on capital expenditures. For the first nine months of 2004, the Company had net borrowings of $3.4 million and capital expenditures were $18.1 million. That compares to net borrowings of $5.8 million and capital expenditures of $11.5 million in the first nine months of 2003. Net borrowings under the primary credit facility for the first nine months of 2004 as compared to 2003 were lower primarily as a result of additional cash available from the release of restrictions on cash held by Allied’s captive insurance company due to reductions in collateral required by the captive's prior insurance carrier offset by lower Adjusted EBITDA and increased capital expenditures.

The Company expects to remanufacture approximately 135 rigs during 2004 and currently believes that its 2004 capital expenditures will be in a range of $22 to $23 million, which is a reduction from previous estimates of $24 to $28 million.

The Company also announced that it has successfully renewed its vehicle delivery agreement with Toyota Motor Sales USA. The renewal will extend the Company’s agreement with Toyota through December 20, 2005. The contract renewal contains an increase in the underlying base rates.

Mr. Sawyer stated, “Our non-union subsidiary, Axis, is in the midst of a challenging year. A significant portion of Axis’ business is related to the inspection of leased vehicles upon the expiration of lease terms. The significant decrease in the number of vehicles leased in the US in the past few years has resulted in a reduction in the number of leased vehicles inspected by Axis, which has adversely affected Axis’ financial performance. In addition, during 2004 Axis incurred start up costs related to the provision of vehicle inspection services for General Motors which Axis began providing in 2004. At the same time, Axis has been successful in growing its vehicle inspection business by adding inspection services for new clients, primarily General Motors, in 2004. Overall, we expect that financial results at Axis will improve in 2005.”

Mr. Sawyer concluded, “Despite significant challenges related to unprecedented fuel cost increases and the variability of OEM production levels, we believe that second half Adjusted EBITDA performance in 2004 will exceed the Company’s first half Adjusted EBITDA results. Fortunately, Allied’s revenues increased during the quarter and increased costs were partially mitigated by higher revenue per unit, improved productivity and lower overhead costs. We believe that our year-end Adjusted EBITDA results will be largely dependent upon the impact of the Company’s initiative to settle and close aged workers’ compensation claims in order to reduce workers’ compensation costs. Although we are disappointed with our results during the first nine months of 2004, we have taken aggressive steps to position the Company for improved performance in the years ahead.”

About Allied Holdings

Allied Holdings, Inc. is the parent company of several subsidiaries engaged in providing distribution and transportation services of new and used vehicles to the automotive industry. The services of Allied’s subsidiaries span the finished vehicle distribution continuum, and include car-hauling, intramodal

Allied Holdings, Inc.
January 10, 2005

transport, inspection, accessorization, and dealer prep. Allied, through its subsidiaries, is the leading company in North America specializing in the delivery of new and used vehicles.

Statements in this press release that are not strictly historical are “forward-looking” statements. Such statements include, without limitations, any statements containing the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “seek,” and similar expressions. Investors are cautioned that such statements, including statements regarding the usefulness of the presentation of Adjusted EBITDA continued growth through growth initiatives, the benefits resulting from fuel surcharges, the ability of management to reduce costs and liability exposures, the financial effect of Axis’ new customer arrangements, the amount of the Company’s capital expenditures related to rig remanufacturing, whether second half Adjusted EBITDA will exceed first half Adjusted EBITDA, and other matters; are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or extended or more severe downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, the ability of the Company to comply with the terms of its current debt and customer agreements, the Company’s ability to successfully implement internal controls and procedures that remediate the material weakness and insure timely effective accurate financial reports, the ability of the Company to obtain financing in the future and the Company’s highly leveraged financial position. Investors are urged to carefully review and consider the various disclosures made by the Company in this press release and in the Company’s reports filed with the Securities and Exchange Commission.

NOTE: The information in this press release will be discussed by management on a conference call that can be accessed at the following links: www.companyboardroom.com or www.alliedholdings.com beginning at 10:30 a.m. EST on January 11, 2005.

ALLIED HOLDINGS, INC. AND SUBSIDIARIES
2004 THIRD QUARTER EARNINGS RELEASE
(In Thousands, Except Per Share Data)
(Unaudited)

	For the Three Months Ended
	September 30,
	2004	2003

Revenues	$207,599	$197,089

Net loss	($7,634)	($1,975)

Loss per share:
Basic and Diluted	($0.87)	($0.23)

Weighted average common shares outstanding:
Basic and Diluted	8,791	8,507

	For the Nine Months Ended
	September 30,
	2004	2003

Revenues	$656,459	$640,759

Net loss	($20,435)	($4,267)

Loss per share:
Basic and diluted	($2.35)	($0.50)

Weighted average common shares outstanding:
Basic and diluted	8,705	8,459

ALLIED HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,902	$2,148
Restricted cash and cash equivalents	26,453	26,267
Receivables, net of allowance for doubtful accounts of $3,107 and $3,575 respectively	52,379	55,110
Inventories	5,031	4,983
Deferred income taxes	14,960	20,213
Prepayments and other current assets	18,726	12,644

Total current assets	124,451	121,365

PROPERTY AND EQUIPMENT, NET	142,974	155,573

GOODWILL, NET	90,739	90,203

OTHER ASSETS:
Restricted cash and cash equivalents	56,213	55,817
Other non-current assets	31,931	32,777

Total other assets	88,144	88,594

Total assets	$446,308	$455,735

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current maturities of long-term debt	$13,500	$16,374
Borrowings under revolving credit facility	18,226	—
Accounts and notes payable	33,960	34,272
Accrued liabilities	89,730	80,937

Total current liabilities	155,416	131,583

LONG-TERM DEBT, less current maturities	218,208	230,126

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS	4,921	5,302

DEFERRED INCOME TAXES	14,960	20,213

OTHER LONG-TERM LIABILITIES	62,526	59,697

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, no par value; 5,000 shares authorized, none outstanding	—	—
Common stock, no par value; 20,000 shares authorized, 8,889 and 8,764 shares outstanding at September 30, 2004 and December 31, 2003, respectively	—	—
Additional paid-in capital	48,512	47,511
Treasury stock at cost, 139 shares at September 30, 2004 and December 31, 2003	(707)	(707)
Accumulated deficit	(55,459)	(35,024)
Accumulated other comprehensive loss, net of tax	(2,069)	(2,966)

Total stockholders’ (deficit) equity	(9,723)	8,814

Total liabilities and stockholders’ (deficit) equity	$446,308	$455,735

ALLIED HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

REVENUES	$207,599	$197,089	$656,459	$640,759

OPERATING EXPENSES:
Salaries, wages and fringe benefits	111,298	107,369	359,163	348,446
Operating supplies and expenses	36,371	29,960	114,930	103,108
Purchased transportation	27,072	24,082	81,566	74,632
Insurance and claims	11,401	8,260	30,205	29,094
Operating taxes and licenses	6,848	6,992	21,503	22,989
Depreciation and amortization	9,517	11,011	29,832	34,688
Rents	2,008	1,579	5,753	4,819
Communications and utilities	1,455	1,745	4,760	5,213
Other operating expenses	2,105	2,791	7,056	8,175
Loss (gain) on disposal of operating assets, net	305	153	(705)	612

Total operating expenses	208,380	193,942	654,063	631,776

Operating income	(781)	3,147	2,396	8,983

OTHER INCOME (EXPENSE):
Interest expense	(8,754)	(7,366)	(23,699)	(22,120)
Investment income (loss)	567	(398)	755	2,935
Foreign exchange gain (loss), net	1,735	(62)	614	2,386
Other, net	(91)	1,976	(191)	1,976

	(6,543)	(5,850)	(22,521)	(14,823)

LOSS BEFORE INCOME TAXES	(7,324)	(2,703)	(20,125)	(5,840)

INCOME TAX (PROVISION) BENEFIT	(310)	728	(310)	1,573

NET LOSS	(7,634)	(1,975)	(20,435)	(4,267)

LOSS PER COMMON SHARE:
BASIC AND DILUTED	($0.87)	($0.23)	($2.35)	($0.50)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	8,791	8,507	8,705	8,459

ALLIED HOLDINGS, INC. AND SUBSIDIARIES
2004 THIRD QUARTER EARNINGS RELEASE
OPERATING DATA
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2004	2003	2004	2003
AAG, INCLUDING ALLIED HOLDINGS

REVENUES	$201,846,000	$190,532,000	$637,518,000	$619,832,000

OPERATING INCOME	($631,000)	$2,261,000	$1,253,000	$6,433,000

OPERATING RATIO	100.31%	98.81%	99.80%	98.96%

VEHICLES DELIVERED	2,003,671	1,958,442	6,625,472	6,602,668

LOADS DELIVERED	259,531	253,541	860,476	857,861

VEHICLES PER LOAD	7.72	7.72	7.70	7.70

REVENUE PER VEHICLE	$100.74	$97.29	$96.22	$93.87

PERCENT DAMAGE FREE DELIVERY	99.73%	99.70%	99.74%	99.70%

AVERAGE NUMBER OF ACTIVE RIGS	3,567	3,376	3,675	3,722

AVERAGE NUMBER OF EMPLOYEES:
DRIVERS	3,726	3,726	3,865	4,030
OTHERS	1,852	1,954	1,907	1,986

AXIS GROUP:

REVENUES	$5,753,000	$6,557,000	$18,941,000	$20,927,000

OPERATING INCOME	($150,000)	$886,000	$1,143,000	$2,550,000

CERTAIN AMOUNTS IN THE INFORMATION PRESENTED ABOVE HAVE BEEN RECLASSIFIED TO CONFORM TO THE CURRENT YEAR PRESENTATION.

ALLIED HOLDINGS, INC. AND SUBSIDIARIES
2004 THIRD QUARTER EARNINGS RELEASE
NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2004	2003	2004	2003
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA:

NET LOSS	($7,634,000)	($1,975,000)	($20,435,000)	($4,267,000)

INCOME TAX EXPENSE (BENEFIT)	310,000	(728,000)	310,000	(1,573,000)

INTEREST EXPENSE	8,754,000	7,366,000	23,699,000	22,120,000

INVESTMENT (INCOME) LOSS	(567,000)	398,000	(755,000)	(2,935,000)

FOREIGN EXCHANGE (GAINS) LOSSES, NET	(1,735,000)	62,000	(614,000)	(2,386,000)

OTHER, NET	91,000	(1,976,000)	191,000	(1,976,000)

LOSS (GAIN) ON DISPOSAL OF OPERATING ASSETS	305,000	153,000	(705,000)	612,000

DEPRECIATION AND AMORTIZATION	9,517,000	11,011,000	29,832,000	34,688,000

ADJUSTED EBITDA	$9,041,000	$14,311,000	$31,523,000	$44,283,000

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2004	2003	2004	2003
		(Restated)		(Restated)
RECONCILIATION OF OPERATING CASH FLOWS TO ADJUSTED EBITDA:

CASH PROVIDED BY OPERATIONS	$15,453,000	$8,809,000	$12,577,000	$25,551,000

ADJUSTMENTS:

INTEREST EXPENSE	8,754,000	7,366,000	23,699,000	22,120,000

INTEREST PAID IN KIND	—	(340,000)	—	(1,065,000)

INVESTMENT LOSSES (INCOME)	(567,000)	398,000	(755,000)	(2,935,000)

AMORTIZATION OF DEFERRED FINANCING COSTS	(692,000)	(953,000)	(2,094,000)	(3,007,000)

INCOME TAX (BENEFIT) EXPENSE	310,000	(728,000)	310,000	(1,573,000)

DEFERRED INCOME TAXES	—	2,731,000	—	3,402,000

AMORTIZATION OF TEAMSTER UNION CONTRACT COSTS	—	—	—	(1,000,000)

COMPENSATION EXPENSE RELATED TO STOCK OPTIONS AND GRANTS	(85,000)	(170,000)	(475,000)	(290,000)

OTHER, NET	91,000	(1,976,000)	191,000	(1,976,000)

NET CHANGE IN OPERATING ASSETS AND LIABILITIES	(14,223,000)	(826,000)	(1,930,000)	5,056,000

ADJUSTED EBITDA	$9,041,000	$14,311,000	$31,523,000	$44,283,000

Adjusted EBITDA is presented because management believes it provides useful information to investors regarding the Company’s ability to generate cash flows that can be used to service debt and provide for capital expenditures. Adjusted EBITDA, with certain additional modifications, is also a component of certain financial covenants in the Company’s debt agreements. The Company’s net income (loss) and net cash provided by operating activities are the closest measures in the Company’s financial statements prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), in terms of comparability to Adjusted EBITDA. As such, a reconciliation of Adjusted EBITDA to the net income (loss) and net cash provided by operating activities for the three and nine months ended September 30, 2004 and 2003 are provided above. Because Adjusted EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures used by other companies.